UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QUESTAR CORPORATION
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QUESTAR CORPORATION

333 South State Street

Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on May 10, 2012

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (Questar or the Company), will be held at 8 a.m. local time on Thursday, May 10, 2012, at the Questar Center at 333 South State, Salt Lake City, Utah. The meeting’s purpose is to:

1.	Elect eight directors to serve one-year terms;

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent auditor;

3.	Vote, on an advisory basis, to approve the named executive officer compensation; and

4.	Act on any other matters that may properly come before the meeting.

Only holders of common stock at the close of business on March 6, 2012, the record date, may vote at the Annual Meeting or any adjournment or postponement of it. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting. This proxy statement is being provided to shareholders on or about March 29, 2012.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy ensures your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. You help reduce postage and proxy tabulations costs by using the Internet or telephone.

By Order of the Board of Directors

Thomas C. Jepperson
Executive Vice President,
General Counsel and Corporate Secretary

March 29, 2012

Salt Lake City, Utah

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting on

May 10, 2012: The Company’s Proxy Statement and Annual Report to Shareholders are available at

http://investor.shareholder.com/questarcorp/financials.cfm

QUESTAR CORPORATION PROXY STATEMENT

The Board of Directors (or the Board) of Questar Corporation (Questar or the Company) is soliciting proxies from shareholders for the Annual Meeting on Thursday, May 10, 2012, or any postponement or adjournment of that meeting. This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, common shareholders will elect eight Company directors for one-year terms that expire at the Company’s 2013 annual meeting of shareholders and vote on whether to ratify Ernst & Young LLP as the Company’s independent auditor. Shareholders will also vote on an advisory basis whether to approve the Company’s named executive officer compensation. Information concerning the Annual Meeting, and solicitation of proxies for it, is presented in a question-and-answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

A:	The Securities and Exchange Commission (SEC) rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing printed copies of our proxy materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing proxy materials on a website or for requesting electronic or printed copies of the proxy materials.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the Notice instructions for requesting such materials. The chosen electronic delivery option lowers costs and reduces environmental impacts of printing and distributing the materials.

Q:	What am I voting on?

A:	In accordance with the Company’s Bylaws, the Board has determined that the size of the Board is not more than eight (8) directors. In 2009, shareholders voted to declassify the Board on a rolling basis. As a result, this year all eight directors must be elected for one-year terms that expire at Questar’s 2013 annual meeting of shareholders or until their successors are duly elected and qualified. The nominees are Teresa Beck, R. D. Cash, Laurence M. Downes, Ronald W. Jibson, Gary G. Michael, Keith O. Rattie, Harris H. Simmons and Bruce A. Williamson. You are also asked to ratify Ernst & Young LLP as the Company’s independent auditor and to make an advisory vote to approve the compensation of the Compnay’s named executive officers.

Q:	How does the Board recommend that I vote my shares?

A:	For the reasons set forth in more detail later in this proxy statement, the Board recommends that you vote:

•	FOR each of the nominees in Item 1;

•	FOR the ratification of Ernst & Young LLP as the Company’s independent auditor; and

•	FOR the approval, on an advisory basis, of the named executive officer compensation.

Q:	Who can vote?

A:	Shareholders who owned shares as of the close of business on March 6, 2012 may vote at the Annual Meeting. Each holder is entitled to one vote for each share owned on that date.

Q:	How do I vote if I am a shareholder of record?

A:	You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or proxy card.

You may vote by telephone. You may vote by proxy over the telephone by following the instructions provided in the Notice or proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

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You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:	How do I vote if my shares are held by a broker, bank or other nominee?

A:	If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

Q:	How will my shares held in street name be voted if I do not provide voting instructions?

A:	New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner provides voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

According to NYSE rules, if you are the street-name holder and you do not provide instructions to your broker on Item No. 2, below, your broker can vote your shares at its discretion on this matter. If you are a street-name holder and do not provide instructions to your broker on Items No. 1 and 3, your broker may not vote your shares on these matters.

Q:	Who is soliciting my proxy?

A:	Questar’s Board of Directors is soliciting your proxy.

Q:	Who pays for the solicitation?

A:	The Company pays for solicitation of proxies and reimburses banks, brokers, and other custodians for reasonable charges to forward materials to beneficial holders. The Company hired Georgeson Inc. (Georgeson) as a proxy solicitor to assist with proxy material distribution and the solicitation of votes as requested. The Company will pay Georgeson a $12,000 fee plus customary costs and expenses for these services, and it has agreed to indemnify Georgeson against certain liabilities specific to this engagement.

Q:	What constitutes a quorum?

A:	On the March 6, 2012 record date, the Company had 178,321,703 shares of common stock issued and outstanding. A majority of the shares, or 89,160,853 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining if a quorum is present.

Q:	What vote count is required to approve each proposal?

A:	Election of Directors: Election of the director nominees named in Item No. 1 requires that more shares are voted “for” a nominee than “against” the nominee unless there are more nominees for director than available positions, in which case the candidates receiving the highest number of affirmative votes of the shares entitled to be voted are elected as directors. At this time, the Company does not anticipate that there will be more nominees for director than available positions. Shares represented by executed proxies are voted, unless contrary instructions are provided, for the election of the nominees named in Item No. 1. Votes may be cast “for” or “against” all of the director nominees, or any of them. Abstentions and broker non-votes, if any, are not counted as having been voted and have no effect on the outcome of the election of directors. Shareholders may not cumulate votes in the election of directors.

Ratification of the Company’s Independent Auditor: Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2012, as specified in Item No. 2, requires that more shares are voted in favor of the proposal than against the proposal. If this selection is not ratified by our shareholders, the Finance and Audit Committee may reconsider its decision. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the proposal’s outcome.

Advisory Vote to Approve Named Executive Officer Compensation: The non-binding advisory vote approving the named executive officer compensation, Item No. 3, requires that more shares are voted in favor of the proposal than against the proposal. Abstentions and broker non-votes, if any, are not considered votes cast on this proposal and will have no effect on the proposal’s outcome. While this is a non-binding, advisory vote, our Management Performance Committee and Board will consider the voting results.

QUESTAR 2012 PROXY STATEMENT    4

Q:	Who may attend the Annual Meeting?

A:	Any shareholder of record as of March 6, 2012 may attend. If you own shares through a bank, broker or other nominee, please obtain a letter, account statement, or other evidence of your ownership as of that date. Directions to the Annual Meeting from the Salt Lake City International Airport are as follows: Merge onto I-80 Eastbound. Exit at 600 South. Turn left onto State Street and head north to 333 South State Street (on the right).

Q:	How will my vote be handled on other matters?

A:	The Company’s Bylaws limit the matters presented at the Annual Meeting to those in the Notice of Annual Meeting of Shareholders, those properly presented by the Board of Directors, and those presented by shareholders if written notice of the matter is given to the corporate secretary at least 90 days but not more than 120 days, prior to the anniversary date of the prior year’s Annual Meeting. (See “Other Matters” below for details of the Company’s Bylaw requirements.) No other matter is expected to come before the Annual Meeting. If another matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

Q:	How do I revoke a proxy?

A:	You may revoke your proxy by submitting a new proxy with a later date, including a proxy given by Internet or telephone. You also may notify the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting and vote by ballot, any proxy previously submitted will be revoked.

5    QUESTAR 2012 PROXY STATEMENT

ITEM NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors oversees a Rockies-based integrated natural gas holding company with three complementary and wholly owned lines of business:

•	Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro develops and produces natural gas on behalf of Questar Gas; and

•	Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U. S. and provides other energy services.

The Company benefits from directors with knowledge and expertise in the financial, operational and engineering aspects of natural gas development, transmission and local distribution as well as from a diverse slate of directors with broad backgrounds in energy, banking, manufacturing, consumer retail, insurance as well as political, educational, social and environmental concerns. Our directors are expected to have experience as a public company senior officer or director; leadership skills to serve as a committee chair and provide guidance on corporate governance and compensation practices; independent judgment and mature analysis; and a reputation for integrity. As discussed in greater detail below, the Governance/Nominating Committee reviews the qualifications and abilities of each director to serve on the Board of Directors.

The Company’s Bylaws provide for a Board of 6 to 11 directors, with the exact number set by the Board. The Board has currently set the size of the Board at no more than eight directors. In 2009, the Company’s shareholders approved a proposal to declassify the Board and accordingly, the terms of all eight directors expire at the 2013 Annual Meeting. All eight directors are standing for election for a one-year term. These individuals have consented to being named in this proxy statement and to serve as directors, if elected.

Biographical information, including specific qualifications, experience, skills and expertise considered by the Governance/Nominating Committee, appears below for the nominees. The nominees have engaged in the same principal occupation for the past five years unless otherwise indicated. Ages are correct as of the date of this proxy statement.

Director Nominees

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES LISTED BELOW:

Teresa Beck	Director since 1999
Age 57
Ms. Beck served as President of American Stores Co. from 1998 to 1999, and as American Stores’ chief financial officer from 1993 to 1998. Prior to joining American Stores, Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck also serves as a director of Amylin Pharmaceuticals, Inc. She is on the Board of Trustees for Intermountain Healthcare and a director of the Nature Conservancy and the Nature Conservancy of Utah. She is also on the University of Utah National Advisory Council. Previously, Ms. Beck served as a director of Albertson’s Inc. (from 1999 to 2006), ICOS Corporation (from 2004 to 2007), and Lexmark International, Inc. (from 2000 to 2011) and as a trustee of the David Eccles School of Business at the University of Utah.

Director Qualifications—Ms. Beck brings to the Board significant executive, financial and public company director experience. Ms. Beck has chaired audit committees for two other public companies and chaired the nominations committee for another public company. Ms. Beck also brings a broad background in environmental, health and educational areas.

QUESTAR 2012 PROXY STATEMENT    6

R. D. Cash	Director since 1977
Age 69
Mr. Cash served as the Company’s Chief Executive Officer from May 1984 to May 2002 and as the Company’s Chairman of the Board from May 1985 to May 2003. Mr. Cash serves as a director of Zions Bancorporation, National Fuel Gas Company, and Associated Electric and Gas Insurance Services Limited. Previously, Mr. Cash served as a director of TODCO (from 2004 to 2007) and Texas Tech Foundation, Inc. until 2011.

Director Qualifications—Mr. Cash brings to the Board significant executive and public company director experience as well as extensive knowledge of the Company’s history and operations because of his prior positions at the Company. Mr. Cash has a broad background and perspective on oil and gas exploration and production, banking, energy underwriting and risk management.

Laurence M. Downes	Director since 2010
Age 54
Mr. Downes has been with New Jersey Resources, a retail and wholesale energy services company, since 1985, and has served as its Chairman of the Board since 1996 and Chief Executive Officer since 1995. Mr. Downes is a director of the Interstate Natural Gas Association of America; director and past Chairman of the American Gas Association; member of the Board of the New Jersey Economic Development Authority, as well as a trustee of the American Gas Foundation.

Director Qualifications—Mr. Downes brings to the Board significant executive and public company director experience. He also brings financial expertise to the Board. In addition, Mr. Downes has a wealth of experience and knowledge in the energy industry, particularly the natural gas utility business. Mr. Downes’ board positions at natural gas organizations have positioned him to bring leadership and industry knowledge to our Board.

Ronald W. Jibson	Director since 2010
Age 58
Mr. Ronald W. Jibson serves as the Company’s President and Chief Executive Officer and a director since June 2010. In addition to his current assignment, Mr. Jibson serves as President of Wexpro Company and Questar Gas Company and is responsible for distribution of natural gas services to more than 900,000 customers in Utah, southern Idaho and southwestern Wyoming. Mr. Jibson has held the position of Executive Vice President, as well as Vice President of Operations, General Manager of Operations, Operations Manager and Director of Engineering for Questar Gas Company. Mr. Jibson is also the vice chair and executive committee member of the American Gas Association; Chairman of the Western Energy Institute, and on the Board for the Economic Development Corporation of Utah and Gas Technology Institute. Mr. Jibson is also Chair of the Board of Trustees for Utah State University.

Director Qualifications—Mr. Jibson brings to the Board his 31 years of service at Questar, during which time he has gained extensive experience managing the Company’s utility operations and regulatory proceedings. As Questar’s President and Chief Executive Officer, Mr. Jibson is able to communicate and inform the Board about Questar’s operations, issues and developments. He also brings a broad knowledge of the natural gas industry and demonstrates strong leadership.

7    QUESTAR 2012 PROXY STATEMENT

Gary G. Michael	Director since 1994
Age 71
Mr. Michael served as Chairman and Chief Executive Officer of Albertsons, Inc. from February 1991 to April 2001. He served as interim President of the University of Idaho from June 2003 until August 2004. He is a director of Idacorp Inc. and the Clorox Company. Previously, Mr. Michael served as a director of Office Max, Inc. (from 1997 to 2008), Harrah’s Entertainment Inc. (from 2001 to 2008) and Graham Packaging Company (from 2002 to 2011). He has served on the audit committees of Questar, Harrah’s Entertainment, Idacorp and the Clorox Company.

Director Qualifications—Mr. Michael brings to the Board broad executive leadership and public company director experience. Mr. Michael’s extensive board service has given him meaningful expertise in the corporate governance and leadership arenas. He also brings his strong background in consumer retail and education.

Keith O. Rattie	Director since 2001
Age 58
Mr. Rattie retired as President and Chief Executive Officer of the Company on June 30, 2010, after serving as the President since February, 2001 and Chief Executive Officer since May, 2002. He has served as the Company’s Chairman of the Board since May, 2003. He also serves as a director and Chairman of the Board of QEP Resources, Inc. Prior to joining the Company, Mr. Rattie served as Senior Vice President of The Coastal Corporation from 1996-2001, and spent the previous 19 years with Chevron Corporation. Mr. Rattie serves as a director of ENSCO International, an offshore drilling contractor, and as a director of Zions First National Bank. In 2011, he joined the Board of Directors for Rockwater Energy Solutions. He is also the past Chairman of the Board of the Interstate Natural Gas Association of America.

Director Qualifications—Mr. Rattie brings to the Board 35 years of experience and expertise in all aspects of the domestic and international oil and gas business, including exploration and production, gas gathering and processing, gas transmission and local gas distribution, including his prior service as Questar’s President and Chief Executive Officer.

Harris H. Simmons	Director since 1992
Age 57
Mr. Simmons has served as President and Chief Executive Officer of Zions Bancorporation (Zions) since 1990 and as Chairman of Zions’ Board since 2002. He has served in a variety of positions at Zions for more than 26 years. Zions is a financial services company that operates approximately 500 full-service banking offices in ten states. Mr. Simmons served as the Company’s Lead Director until June 2010. He also serves as a director of O. C. Tanner Company and National Life Holding Company.

Director Qualifications—Mr. Simmons brings extensive financial, executive management and public company director experience, as well as intimate knowledge of the community, public and political environment in which the Company operates.

Bruce A. Williamson	Director since 2006
Age 52
Mr. Williamson is the President and Chief Executive Officer of Cleco Corp. Prior to joining Cleco in July 2011, Mr. Williamson served as Dynegy Inc.’s Chief Executive Officer, President and a director from October 2002 to March 2011 and as Chairman of Dynegy’s Board of Directors from May 2004 to February 2011. Mr. Williamson served as Senior Vice President Finance & Corporate Development at PanEnergy Corporation and led the negotiations of the merger with Duke Energy where he became President and Chief Executive Officer of Duke Energy Global Markets. He began his career with Shell Oil Company where he advanced to Treasurer.

Director Qualifications—Mr. Williamson brings extensive experience in executive management as well as a 30-year career in virtually all facets of the energy industry, including exploration, production, midstream and downstream pipelines and electric power. He also has significant experience in finance and restructuring transactions.

QUESTAR 2012 PROXY STATEMENT    8

CORPORATE ACTIONS AND GOVERNANCE INFORMATION

BOARD LEADERSHIP STRUCTURE

The Board of Directors has determined that the appropriate leadership structure is presently a separate CEO and Chairman. The Board believes that while there is no single model that is the most effective in all circumstances, the shareholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational Company structure at a given time, including whether the Chairman role should be held by a non-executive director or by the CEO who serves on the Board. The Board members possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate its needs and how to best organize the capabilities of the directors and management to meet those needs.

Non-Executive Chairman—The Board believes that by retaining Mr. Rattie as the non-executive Chairman, his prior knowledge of the Company’s operations and experience as CEO can be used to provide the Board with leadership in setting its agenda and properly focusing discussions. In his separate role as Chairman, Mr. Rattie defers to Mr. Jibson as CEO to ensure that the Company presents its message and strategy to shareholders, employees, customers and other constituents with a unified, single voice. Mr. Rattie performs the following duties as Chairman of the Board:

•	Oversees communications with the Board.

•	Sets the Board agenda and presides over Board meetings.

•	Monitors investor relations / analyst reports and provides feedback to the CEO.

•	Coordinates the annual evaluation of the Board.

•	Coordinates CEO performance review.

•	Oversees / makes recommendations to the Board regarding CEO succession planning.

•	Represents the Company as requested by either the CEO or the Board.

•	Between Board meetings, periodically reviews results from operations with the CEO and/or the CFO.

Independent Director over Executive Sessions—Because Mr. Rattie served as an executive officer of the Company prior to becoming the non-executive Chairman in 2010, the Board determined in 2011 that the Chairman of the Governance/Nominating Committee, an independent director, shall preside over the Board’s executive sessions and provide feedback thereon to Mr. Jibson as CEO.

BOARD COMMITTEES

The Board has standing audit (Finance and Audit), nominating (Governance/Nominating), and compensation (Management Performance) committees. Each committee has a charter. The charters, along with the Company’s Business Ethics and Compliance Policy and Corporate Governance Guidelines, are available on the Company’s website (www.questar.com) and in print without charge at any shareholder’s request to the corporate secretary.

The table below lists committee members and chairs for 2011.

Name of Director	Finance and Audit		Management Performance		Governance/ Nominating
T. Beck	X		X	[1]	X
R. D. Cash
L. M. Downes[2]			X
R. W. Jibson
G. G. Michael			X		X	[1]
K. O. Rattie[3]
H. H. Simmons	X				X
B. A. Williamson	X	[1]	X

Meetings held in 2011	7		5		2

[1]	Chair
[2]	Mr. Downes was appointed to serve on the Governance/Nominating Committee effective February 18, 2012.
[3]	Non-executive Chair of Board

9    QUESTAR 2012 PROXY STATEMENT

Finance and Audit Committee

The Finance and Audit Committee reviews auditing, accounting, financial reporting, risk management and internal control functions; appoints the Company’s independent auditor; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Company’s common stock is listed on the NYSE and is governed by its listing standards. The Board has determined that each Finance and Audit Committee member meets the independence requirements of the NYSE and the SEC rules and also meets the financial literacy requirements of the NYSE and qualifies as audit committee financial experts as defined by the SEC. The Finance and Audit Committee frequently meets in executive sessions with the Company’s independent and internal auditors. The Finance and Audit Committee, chaired by Mr. Williamson, met seven times in 2011.

Management Performance Committee

The Management Performance Committee, which consists of four independent directors and chaired by Ms. Beck, functions as the Company’s compensation committee and is responsible for the review and approval of all aspects of our executive compensation program. Among its duties, the Committee is responsible for formulating the compensation recommendations for our CEO and approving all compensation recommendations for our executive officers, including:

•	review and approval of corporate incentive goals and objectives relevant to compensation;

•	evaluation of individual performance results in light of these goals and objectives;

•	evaluation of the competitiveness of each officer’s total compensation package; and

•	approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities, and payouts and retention programs.

It annually reviews the performance and qualifications of executive management and interprets, implements and administers the compensation and benefits of all of the Company’s officers. The Management Performance Committee also oversees Board compensation decisions. It also frequently reviews leadership development and succession planning issues, with the full Board reviewing executive succession planning on a regular basis. In May 2011, the Board undertook a comprehensive review of potential successors of the Company’s executive officers.

The Chairman of the Management Performance Committee works with the Company’s Chief Executive Officer and the Director, Benefits and Compensation and her staff to establish the agenda for the Management Performance Committee meetings. In making compensation decisions, the Management Performance Committee reviews peer company market data, nationally recognized compensation survey data and other market data provided by the Management Performance Committee’s outside independent compensation consultant, Meridian Compensation Partners, LLC (Meridian). In addition, the Management Performance Committee considered the result of last year’s non-binding, advisory vote on the Company’s executive compensation matters, which vote reflected overwhelming approval of the Company’s compensation practices. The Management Performance Committee did not implement any changes as a direct result of that vote.

The Management Performance Committee reviews the performance and compensation of the Chief Executive Officer with input from both the full Board and our CEO’s self-evaluation. The Management Performance Committee approves the compensation of the other executive officers based upon the evaluation and recommendation of the CEO, reviewing market data and other input from its independent compensation consultant, Meridian.

The Management Performance Committee met five times in 2011, and frequently meets in executive session to discuss and approve compensation decisions, particularly of the Chief Executive Officer. The Management Performance Committee reports regularly to the Board on matters relating to its responsibilities. For additional information regarding the compensation-related activities of the Committee, see the section entitled “Compensation Discussion and Analysis” of this proxy statement.

Pursuant to the determination to take executive compensation votes to shareholders annually, this year’s proxy statement again contains a proposal for an advisory vote approving the compensation of our named executive officers. The vote on this proposal is non-binding on the Company and the Board and will not be construed as overruling a Company or Board decision. However, the Committee and the Board value our shareholders’ opinions and will consider the voting outcome when making future executive compensation decisions.

QUESTAR 2012 PROXY STATEMENT    10

Governance/Nominating Committee

The Governance/Nominating Committee functions as the Company’s nominating committee and is responsible for governance activities, particularly Board and Committee evaluations and committee assignments. All members are independent directors. Mr. Michael chairs the Governance/Nominating Committee. The Governance/Nominating Committee’s Charter defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria and qualifications provide a framework for evaluating nominees as well as incumbent directors. The key criteria are: experience as a senior officer (e.g., chief executive officer, president, chief financial officer, of a public company, or extensive experience in finance or accounting); activity in business at least part-time with skills and experience necessary to serve as chair of a Board committee; willingness to commit time and energy to serve as a director; experience in the Company’s lines of business or understanding of the Company’s business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations. The Committee considers racial, gender and other diversity as part of the total picture when determining director qualifications.

The Governance/Nominating Committee considers shareholder nominations using the criteria listed above. Shareholders interested in submitting the names of candidates who satisfy most or all of the criteria listed above should submit written notice of the names and qualifications of the candidate(s) to the Chair of the Governance/Nominating Committee at the Company’s address. Nomination letters addressed to the Chair of the Governance/Nominating Committee, at the Company’s address, are forwarded without screening. The Governance/Nominating Committee met twice in 2011.

Attendance at Meetings

The Company’s Board of Directors held six meetings during 2011; Board Committees held a total of 14 meetings. All directors attended at least 75 percent of the meetings of the Board and the Committees on which they sit. The Company’s directors are expected to attend the Company’s Annual Meetings. All directors attended the Company’s 2011 Annual Meeting except Mr. Downes, who had disclosed the schedule conflict prior to becoming a Company director.

Independence of Directors

The Board affirmatively determined that, with the exception of Messrs. Rattie and Jibson, all of the Company’s directors are independent as defined by the NYSE. The criteria used to determine independence are available on Questar’s website at www.questar.com. The Company determined that a director who has a relationship with a company or other entity that purchases natural gas from Questar Gas Company at regulated rates can be considered independent. The Board considered the directors’ responses to questionnaires and information from internal records to determine which directors are independent.

Board Risk Oversight

Management identifies and prioritizes risks and the prioritized risks are regularly reported to the Board along with the steps taken to mitigate those risks. The full Board oversees strategic and operational risks; the Finance and Audit Committee oversees financial and compliance risks; and the Management Performance Committee oversees compensation and human resources risks. The Company’s enterprise risk management program as a whole is reviewed by the full Board on an annual and ongoing basis. Additional review of or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee. Additionally, the Management Performance Committee, with assistance from its compensation consultant, periodically reviews the compensation programs to ensure they do not promote excessive risk-taking. The Management Performance Committee used the assessment to determine that Questar’s policies do not create risks that are reasonably likely to have a material adverse effect on the Company. The Management Performance Committee determined that the compensation policies and program are balanced across multiple financial and operating metrics and time periods, thus supporting sound risk management.

Communication with Directors

Interested parties may communicate with the Board of Directors, including the Chairman or all non-management directors, by sending a letter to the corporate secretary at Questar Corporation, 333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433. The corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward other mail to the named director or group of directors. Mail that is directed to the full Board is forwarded to Mr. Rattie as Chairman of the Board (and forwarded to the full Board, if appropriate).

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Director Retirement Policy

The Board has adopted a retirement policy that permits an outside director to continue serving until the Annual Meeting following his or her 72nd birthday. The Board does not limit the number of terms that a director may serve.

Director Resignation

Following Mr. Williamson’s resignation as the President and Chief Executive Officer of Dynegy, in accordance with Questar’s Corporate Governance Guidelines which require that a director tender his or her resignation when there is a substantial change in employment, Mr. Williamson tendered his resignation as a director of Questar. The Board, after deliberation, and in light of the fact that Mr. Williamson indicated that he would be accepting a position as President and Chief Executive Officer of Cleco Corporation, unanimously determined not to accept Mr. Williamson’s resignation.

Management Performance Committee Interlocks and Insider Participation

The Management Performance Committee members during 2011 were Messrs. Downes, Michael, Williamson and Ms. Beck as Chair. No Committee members were Company officers or employees during 2011 or at any other time. Additionally, no member of the Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Management Performance Committee during the 2011 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

There are no relationships or related-person transactions between the Company and any of its directors or officers that must be disclosed under federal securities laws. The Company requires executive officers and directors to report to the corporate secretary any event or anticipated event that might qualify as a related-person transaction under Section 404(b) of Regulation S-K. The corporate secretary would report those transactions to the Finance and Audit Committee. The Company also collects information from annual questionnaires sent to officers and directors that reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it is investigated according to the Company’s Business Ethics and Compliance Policy. The Company’s Finance and Audit Committee reviews such transactions to determine whether they conflict with the Company’s best interests, impact a director’s independence or conflict with the Company’s Business Ethics and Compliance Policy. If a related-person transaction is completed, the Committee determines if it will require rescission of the transaction, disciplinary action or reevaluation of a director’s independence.

In connection with the Company’s spinoff of QEP Resources, Inc. in June, 2010, the Company and QEP Resources entered into certain transitional agreements which continued into 2011 that provide a framework for QEP Resources’ relationship with Questar following the spinoff. In addition, the Company and QEP have engaged in certain ongoing, ordinary course business transactions since the spinoff such as gas gathering and oil and gas field operations. Mr. Rattie, a director of the Company, also serves as a director of QEP Resources.

QUESTAR 2012 PROXY STATEMENT    12

SECURITY OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the shares of stock beneficially owned by each director and each named executive officer and all directors and executive officers as a group as of February 29, 2012. Each person has sole voting and investment power over the shares shown in the table except as noted.

Amount and Nature of Common Stock Beneficially Owned:

Name	Number of Shares Owned[2,3,4]	Right to Acquire[1]	Percent of Class[5]
Teresa Beck	14,784	14,000	—

R. Allan Bradley	125,641	152,000	—

R. D. Cash[6]	970,900	14,000	—

Laurence M. Downes	14,065	—	—

Kevin Hadlock	27,373	—	—

Thomas C. Jepperson	203,905	49,465	—

Ronald W. Jibson[7]	195,650	33,000	—

James R. Livsey	111,440	76,000	—

Gary G. Michael	37,523	—	—

Keith O. Rattie[6]	439,045	882,174	—

Harris H. Simmons[6]	138,595	—	—

Bruce A. Williamson	6,000	—	—

All directors and executive officers (15 individuals including those listed above)	2,416,371	1,262,239	2.07%

[1]	Shares that can be acquired by exercising stock options within 60 days of February 29, 2012.
[2]

The number of shares owned includes unvested restricted stock as of February 29, 2012 as follows: Ms. Beck 10,723; Mr. Bradley 98,125; Mr. Cash 11,656; Mr. Downes 5,565; Mr. Hadlock 27,373; Mr. Jepperson 101,916; Mr. Jibson 170,068; Mr. Livsey 67,088; and Mr. Michael 11,656. The restricted stock receives dividends and has voting power. Mr. Rattie’s total includes 10,723 unvested restricted stock and 69,107 restricted stock units (RSU), including associated dividend equivalents. RSUs have no voting power.

[3]

The Company’s executive officers have shares held for their accounts in the Questar Corporation Employee Investment Plan, a defined contribution retirement plan. The number of shares opposite each of their names includes equivalent shares of stock through such plan as of February 29, 2012, as follows: Mr. Bradley 27; Mr. Jepperson 12,807; Mr. Jibson 15,404; and Mr. Livsey 5.

[4]

The amounts reported do not include phantom stock units that are held through the deferred compensation plans available to the Company’s directors and officers. Although these plans only permit such units to be paid in cash, investment in such units represent the same investment in the performance of the Company’s common stock as investment in actual shares of common stock. The amounts excluded as phantom stock units are as follows: Ms. Beck 117,106; Mr. Bradley 39,706; Mr. Cash 15,764; Mr. Downes 5,158; Mr. Hadlock 1,562; Mr. Jepperson 26,101; Mr. Jibson 15,871; Mr. Livsey 9,674; Mr. Michael 159,244; Mr. Simmons 263,369; and Mr. Williamson 81,037.

[5]

Unless otherwise listed, the percentage of shares owned is less than 1%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership are calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

[6]

Of the total shares reported for Mr. Cash, 165,966 shares are held by his family’s private foundation, 35,636 shares are held in the Cash Dynasty Trust, 21,076 shares are held in the Cash Burleson Trust and 200 shares are held as custodian for a minor under the Gift to Minors Act for Collin Cash. Mr. Rattie holds 10,000 shares by his family’s private foundation. Mr. Simmons is also an executor for the Elizabeth E. Simmons estate holding 31,200 shares.

13    QUESTAR 2012 PROXY STATEMENT

[7]

Mr. Jibson is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 111,126 shares as of February 29, 2012. As Chairman of such foundations, Mr. Jibson has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total opposite his name.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

The following table lists each person known by the Company to beneficially own at least five percent of its common stock as of December 31, 2011:

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership	Percent of Class
State Street Corporation[1] One Lincoln St. Boston, MA 02111	12,314,030	6.9%
Vanguard Group Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	9,888,900	5.56%
BlackRock Inc.[3] 40 East 52nd Street New York, NY 10022	9,535,846	5.36%

[1]	In its Schedule 13G, State Street indicated it had shared voting power and shared dispositive power of all the referenced shares.
[2]	In its Schedule 13G,Vanguard indicated it had sole voting power and shared dispositive power of 123,731 of the referenced shares, and sole dispositive power of 9,765,169 of the referenced shares.
[3]	In its Schedule 13G/A, BlackRock indicated it had sole voting power and sole dispositive power of all the referenced shares.

EQUITY COMPENSATION PLAN INFORMATION

The following information is accurate as of December 31, 2011:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,667,918	$9.42	7,580,245

Equity compensation plans not approved by security holders	—	—	—

Total	2,667,918	$9.42	7,580,245

QUESTAR 2012 PROXY STATEMENT    14

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the tables and text elsewhere in this proxy statement that describe the compensation awarded to, earned by or paid to the named executive officers.

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (CD&A) explains the principles, objectives and features of our executive compensation program. It also describes key actions taken by the Management Performance Committee (referred to in this CD&A as the “Committee”) to further align the interests of our named executive officers with the Company’s corporate objectives and the interest of our shareholders and to improve our pay for performance position. This section is also intended to provide an understanding of how the Committee’s pay decisions relate to company performance in 2011. Although the Company’s executive compensation program is generally applicable to each executive officer, this CD&A focuses primarily on the program as applied to the CEO and the other officers included in the Summary Compensation Table, which are referred to collectively in this proxy statement as the named executive officers. The Company’s named executive officers for the fiscal year ending December 31, 2011 are:

Name	Title
Ronald W. Jibson	President and Chief Executive Officer
Kevin W. Hadlock	Executive Vice President and Chief Financial Officer
R. Allan Bradley	Executive Vice President
James R. Livsey	Executive Vice President
Thomas C. Jepperson	Executive Vice President, General Counsel and Corporate Secretary

Our Business. Questar is comprised of a distinctive integrated set of low-risk natural gas companies based in the Rockies: Questar Gas Company, which provides retail natural gas distribution to retail and commercial customers in Utah, southwestern Wyoming and southeastern Idaho, at historically among the lowest gas rates in the nation; Wexpro Company, our unique natural gas development subsidiary, which produces natural gas from reserves contractually dedicated and sold to Questar Gas at its cost of service, which includes an after-tax return under the terms of the comprehensive “Wexpro Agreement” of about 20% on its investment base as defined in that agreement; and Questar Pipeline Company, which provides natural gas interstate transportation, underground storage services, and other energy services in Utah, Wyoming and Colorado.

2011 Company Performance Review. Our executive leadership team led the delivery of strong operational and financial results for 2011 in spite of a challenging economic environment. The Committee’s evaluation of the performance of our chief executive officer and other named executive officers was based on focused leadership on key strategic issues and strong operating results. Here are some of the highlights:

•

Shareholders realized an 18% return on investment (share-price appreciation plus dividend). For the second year since the spinoff of QEP Resources, our stock price at year-end grew. It closed fiscal year 2011 at $19.86, an increase of $2.45, or 14%, over the end of fiscal year 2010.

•	The Company’s consolidated earnings increased 3 percent to $207.9 million or $1.16 per diluted share, up from $201.1 million or $1.13 per diluted share in 2010.

•

All three business units contributed record earnings and cash flow. Questar Gas earned $46.1 million, 5 percent higher than 2010; Wexpro earned $95.2 million, 8 percent higher than 2010; and Questar Pipeline earned $67.9 million, one percent higher than 2010.

•

Questar Gas earned its allowed return on equity for the seventh straight year largely due to employees meeting the challenges of a tough economy by keeping costs and bad-debt write-offs among the nation’s lowest. Customer satisfaction, measured by third-party surveys, was at an all-time high.

•	Wexpro increased year-end reserves to 790.7 Bcfe, adding 154 Bcfe of additional reserves and replacing 146% of the year’s production.

•	Questar Pipeline generated $6.5 million higher transportation revenues and earned an 11.4% return on equity.

Guiding Compensation Philosophy and Objectives—The Company’s executive compensation philosophy, as set by the Committee, is designed to:

•	attract, motivate, reward and retain the management talent required to achieve Company objectives at compensation levels that are fair, equitable and competitive with those of comparable companies;

15    QUESTAR 2012 PROXY STATEMENT

•	focus management efforts on short-term and long-term drivers of shareholder value;

•	tie a significant portion of executive compensation to Company long-term stock-price performance and thus shareholder returns;

•	foster a results-oriented culture while enhancing the Company’s reputation for ethics, integrity and safety; and

•	create balance across multiple financial and operating metrics and time periods in support of sound risk management.

In keeping with our philosophy, compensation for our executives is generally comprised of base salary, annual short-term incentive awards that are paid in cash based upon achievement of business financial and operational goals, long-term performance-based awards and restricted stock awards.

2011 Changes to our Compensation Programs. In setting 2011 executive compensation, the Committee, with the advice of its independent compensation consultant, completed a comprehensive analysis of our executive compensation practices to set new peer benchmarks for the reorganized Company and ensure that our plans and practices were competitive, supportive of the Company’s goals and in keeping with the best interest of our shareholders. As a result of that review, the Committee made the following adjustments to the Company’s executive compensation program for 2011:

Long-Term Incentive Design—the Committee approved a new long-term equity incentive award program under the Company’s Long-term Stock Incentive Plan that included, in addition to restricted stock, a mix of new “at-risk” performance share awards with performance criteria based upon total shareholder return (TSR) over a three-year period compared to the Company’s revised peer group. These were chosen as the best method to motivate executive officers to generate, and reward them for, shareholder value creation. A discussion of the Company’s revised benchmarking peers is set forth under “External Benchmarks for Named Executive Officers” section below. Additional information on the TSR performance shares is discussed under “Long-Term Equity Incentive Awards” section starting on page 22.

Annual Incentive Design—the weightings of the performance metrics were modified for each business unit, and included not only a consolidated financial goal, but safety as well. Payout for general corporate officers was modified to provide equal weighting of each of the business unit’s performance and the business unit top officer’s incentive target was based in part on the goals being met from the other business units. See pages 20-21 for more detail.

The Committee determined that the 2011 compensation opportunity mix would appropriately motivate and reward the executive officers to work towards achieving the Company’s long-term objectives, further reinforce the link between their interests and the interests of the Company’s shareholders.

Below is a graphic representation of the components of the fiscal year 2011 total target direct remuneration opportunity for each named executive officer, which highlights that for each of the named executive officers, a substantial part of compensation is incentive-based and subject to the named executive officer and the Company achieving certain performance-based goals.

QUESTAR 2012 PROXY STATEMENT    16

Executive Compensation and Corporate Governance Practices. The Company has instituted the following executive compensation practices:

•	The Company has no individual change in control or employment agreements with any executive officer.

•	The Company does not provide tax gross-ups for any severance benefits.

•	The Company’s severance plan provides for payments after a change in control only if an employee is also terminated following the change in control (a double-trigger).

•	The Company has adopted share ownership guidelines for all its officers.

•	The Committee has retained its own independent compensation consultant since 2006.

•	The Committee structured the long-term incentives to focus on metrics that are directly tied to shareholder value.

•	The Company benchmarks its named executive officers’ compensation opportunity against benchmark data for its peer group.

During fiscal year 2012, we intend to address any new policy requirements adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, signed into law in July 2010, regarding a recoupment (or “clawback”) policy relating to incentive compensation impacted by restated financial statements after the applicable regulations are issued by the SEC.

HOW THE COMPANY MAKES COMPENSATION DECISIONS

Role of the Management Performance Committee. The Committee is guided by its compensation philosophy as set forth above and works with the Chief Executive Officer, the Director of Compensation and Benefits and her staff, and an executive compensation consultant, as described below.

The Committee, with help from its compensation consultant, regularly conducts market surveys to estimate the 25th, 50th and 75th percentiles for total compensation for executive officers. The Committee generally targets the market 50th percentile for each named executive officer but will deviate, both lower and higher, based on individual factors. The Committee reviews total executive compensation on a regular basis several times during the year. The Committee analyzes each component of every named executive officer’s compensation and examines total compensation for each executive to ensure that the individual components and the total compensation satisfy the above objectives. The Committee will continue to consider how it measures, evaluates and benchmarks all compensation components for executives. This helps ensure that each executive’s compensation remains competitive within the relevant segment of the natural gas industry, adjusted as appropriate for individual factors such as experience and expertise. In addition to market-survey data, the Committee considers job performance, responsibilities and advancement potential when setting compensation for each of the named executive officers.

To ensure that executive compensation remains consistent with the Company’s objectives, the Committee routinely:

•	reviews and approves participation in the annual management incentive plans, objectives and performance targets for each major business unit;

17    QUESTAR 2012 PROXY STATEMENT

•	reviews the Company’s consolidated financial results and the financial and operating results of the Company’s major business units;

•	evaluates the individual performance of the named executive officers;

•	considers internal relative pay; and

•	develops and approves annual and long-term compensation for the Company’s executive officers.

Role of the Chief Executive Officer. Each year the Company’s CEO recommends the level of base salary increase (if any), the annual incentive target award, and the long-term incentive award value for all other officers, including the other named executive officers. These recommendations are based upon review of the consultant’s benchmarking analysis of the Company’s peers and general comparable survey data, each executive officer’s performance, the performance of the individual’s respective business unit, and employee retention considerations. The Committee reviews the CEO’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion.

The CEO does not play any role with respect to any matter affecting his own compensation.

Role of the Compensation Consultant. The Committee retained Meridian Compensation Partners LLC as its independent executive compensation consultant for 2011 executive and Board compensation. The consultant reports directly to the Committee, which has sole authority to retain or dismiss its advisers. A representative of the consultant attends meetings of the Committee, as requested, and communicates with the Committee Chair between meetings. The compensation consultant: (a) reviews, critiques and proposes changes in compensation practices when necessary to maintain alignment with the above-listed objectives; (b) analyzes market surveys; and (c) provides input on compensation actions for the Company’s key officers. For 2011 compensation decisions, the consultant performed the following specific services:

•

Finalized a comprehensive benchmarking review of the Company’s compensation program which included finalizing: the new peer group for the Company following the spinoff of QEP Resources; a quantitative analysis of the executive compensation of the new peer group reflecting competitive market values for the overall target total compensation with individual pay components presented at the 25th, 50th and 75th market percentiles; and a competitive valuation of total compensation for the officers.

•	Provided recommendations as to the Company’s long-term incentive strategy.

•	Presented a risk analysis associated with compensation policies and practices.

•	Provided recommendations on CEO total compensation to the Committee at its February meeting, without prior review by the CEO.

•	Reviewed Committee agendas and supporting materials in advance of each meeting, and raised questions/issues with management and the Committee Chair, as appropriate.

•	Reviewed drafts and commented on the CD&A for the proxy statement and related compensation tables.

•	Provided advice on corporate governance and regulatory requirements for compensation practices.

External Benchmarks for Named Executive Officers. The Company believes that compensation for executive officers who successfully enhance shareholder value should be competitive with compensation offered by similar publicly-held companies to successfully attract and retain the high quality executive talent required by the Company. We use a peer group of companies as an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges; to benchmark the form and mix of equity awarded to executives; and to assess the competitiveness of total direct compensation awarded to executive officers.

The Committee, with advice from its compensation consultant, defined a new peer group to benchmark its 2011 executive compensation which peer group more closely aligned with the Company’s revised business mix and profile. The peer group was selected from the universe of US companies in the natural gas business. The Committee took into account comparable size with respect to revenues, assets, market capitalization, and enterprise value, as well as comparable business mix of natural gas utility/distribution, mid-stream transportation and exploration and production businesses. Questar’s integrated mix of businesses, particularly the unique nature of Wexpro Company, makes it difficult to find a good match of peer companies. The group selected includes integrated natural gas companies as well as other companies in the same individual businesses as Questar, so that each business type was appropriately represented.

QUESTAR 2012 PROXY STATEMENT    18

The Committee selected the following companies as best representing the Company’s peers for reference in setting compensation for fiscal year 2011:

AGL Resources, Inc.	National Fuel Gas Company	Piedmont Natural Gas Co.
Atmos Energy Corp.	Nicor Inc.*	Southern Union Company*
Energen Corp.	Nisource Inc.	Southwest Gas Corporation
EQT Corporation	Northwest Natural Gas Co.
MDU Resources Group Inc.	ONEOK, Inc.*

*	The Committee reviewed its peer group in October, 2011 and decided to remove ONEOK, Inc. from the peer group in setting 2012 compensation and added New Jersey Resources as a better peer from size and business operations standpoint. In addition, during fiscal year 2011, Nicor Inc. was acquired by another member of the peer group, AGL Resources Inc. It was therefore, also removed from the existing peer group as we no longer consider it appropriate for benchmarking purposes. As of the date of this proxy statement, Southern Union Company is involved in a pending merger and has been removed from the peer group.

In setting executive compensation, due to the limited peers on an individual basis, Mr. Bradley’s peer group was expanded to include top executives at CenterPoint Energy, El Paso Corp, and the Williams Companies, which would be more reflective of his role as the head of a FERC-regulated natural gas pipeline. None of the new peer groups provided adequate comparative information for Mr. Livsey, general manager of Wexpro, and other factors were utilized.

COMPONENTS OF OUR COMPENSATION PROGRAM

In order to attract, motivate and retain the executive talent required to achieve corporate performance objectives, the Committee believes it must offer key executives a competitive compensation package comprised of fixed and variable short-term and long-term components. The following table summarizes the role each component plays in the total compensation package:

Compensation Component	Role in Total Compensation

Base Salary	• Provides a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.

Annual Cash Incentive	• Motivates and rewards executives for achieving annual financial and operating goals that are aligned with shareholder and stakeholder interests.

• Annual Management Incentive Plan (AMIP)

Long-term Incentives • Restricted stock	• Delivers the majority of named executive officer compensation through long-term incentives aligned with shareholder interests;

• Performance Shares	• motivates and rewards the achievement of long-term strategic Company objectives;

• recognizes and rewards the Company’s performance relative to industry peers over multi-year time periods;

• encourages long-term executive share ownership; and

• encourages executive retention by establishing multi-year incentive awards.

Benefits	• Provides a tax-efficient means for employees to build financial security in retirement;

• Retirement	• Provides minimum income protection against certain risks; and

• Nonqualified Deferred Compensation	• Rewards extended service with the Company.

• Other security benefits (health care, life, disability)

Termination Benefits	• Provide a competitive level of income protection for a change in control event.

19    QUESTAR 2012 PROXY STATEMENT

Base Salary

The Committee approves base salaries for the named executive officers (except the chief executive officer, whose total compensation is approved by the full Board), on an annual basis based on the scope of their responsibilities and performance, as well as competitive market compensation paid by other companies in the executive’s peer group. When setting salaries, the Committee generally considers an estimate of the market 50th percentiles for the executive’s relevant peer group, along with individual factors and internal comparisons with other Company officers. The Committee uses proxy data and other information such as market surveys provided by its compensation consultant to obtain information about the base salaries paid by its peer companies.

Annual Cash Incentive Awards

The Company’s named executive officers participate in the AMIP (reapproved by shareholders in 2010). Under AMIP, the Company sets separate performance targets tied to key financial and operating goals for each major business unit. Each year, the Committee reviews and approves the specific annual performance targets for the whole Company, and for each major subsidiary. Performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally at or above the Board-approved budget for the year. The Committee may use a variety of criteria (at the consolidated or business unit level) for the performance targets, including total stockholder return, earnings per share, EBITDA, operating cash flow, gross or net revenue or margins, safety, credit or liquidity measures, and completion of particular projects or initiatives.

The Company calculates an overall payout factor, which can range from zero to 200% based on each unit’s actual results compared to the measures. Each officer’s payment is determined by multiplying the officer’s base salary in effect on March 1 of that year by the target bonus set for such officer, which is then multiplied by the respective payout factor. The maximum cash payment to any officer under AMIP was capped at $4 million. The Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer. Neither the Committee nor the Company may increase the cash award otherwise payable under the AMIP formula.

The 2011 AMIP sought to motivate our executive officers by rewarding them when our annual financial performance goals are met. The 2011 AMIP performance goals, targets and results are set forth below:

2011 AMIP PERFORMANCE COMPONENTS, TARGETS AND RESULTS

Performance Measure	Weight	Performance Range: (threshold to maximum)	Target	Actual	Percent of Target
Questar Gas Company

Questar net income ($MM)	20%	$191 - $211	$199	$205.3	168%

Questar Gas net income ($MM)	20%	$43 - $47.5	$45	$46.1	137%

Safety – DART injury rate (consolidated)	5%	1.75 - 1.25	1.50	1.57	86%

Safety – Avoidable accident rate (consolidated)	5%	2.30 - 1.40	2.00	1.99	103%

Questar Gas O&M expenses (per customer)	25%	$146 - $138	$144	$141.05	149%

Achieve specific strategic and operational initiatives[1]	25%	(2 of 5) to (5 of 5)	3 of 5	5 of 5	200%

Weighted Result					158%

QUESTAR 2012 PROXY STATEMENT    20

Wexpro

Questar net income ($MM)	20%	$191 - $211	$199	$205.3	168%

Wexpro net income ($MM)	20%	$90 - $94	$91	$92.9	163%

Safety – DART injury rate (consolidated)	5%	1.75 - 1.25	1.50	1.57	86%

Safety – Avoidable accident rate (consolidated)	5%	2.30 - 1.40	2.00	1.99	103%

Lease operating expense per Mcfe	5%	$0.25 - $0.21	$0.23	$0.249	53%

Finding cost per Mcfe	40%	$1.40 - $1.00	$1.20	$.95	200%

Gross reserve additions (Bcfe)	5%	80 - 110	95	154	200%

Weighted Result					168%

Questar Pipeline Company

Questar net income ($MM)	20%	$191 - $211	$199	$205.3	168%

Questar Pipeline net income ($MM)	20%	$60 - $71	$64	67.6	158%

Safety – DART injury rate (consolidated)	5%	1.75 - 1.25	1.50	1.57	86%

Safety – Avoidable accident rate (consolidated)	5%	2.30 - 1.40	2.00	1.99	103%

O&M per dth of demand	25%	$16 - $15	15.5	$15.13	174%

Achieve specific strategic and operational initiatives[2]	25%	(2 of 5) to (5 of 5)	3 of 5	5 of 5	200%

Weighted Result					168%

[1]	Initiatives met by Questar Gas Company include the following:

•	Earned a 10.6% rate of return on average equity, above the 10.35% goal.

•	Achieved customer satisfaction of 6.36 (on a 7-point scale) as measured by third-party surveys.

•	Completed three critical high pressure gas feeder-line replacements by year-end as part of Questar Gas’s ongoing commitment to pipeline integrity management.

•	Created a five-year integrated growth design plan in collaboration with Questar Pipeline.

•	Met specified targets for updating geographical information system.

[2]	Initiatives met by Questar Pipeline include the following:

•	Ensured that two critical main interstate pipelines were placed into service by year-end.

•	Obtained FERC approval to expand Clay Basin capacity by 2 billion cubic feet.

•	Created a five-year integrated growth design plan in collaboration with Questar Gas Company.

•	Met specified targets for updating geographical information system.

In February 2012, the Committee reviewed the performance against the goals and determined that it accurately reflected the performance of the year. Each officer’s target bonus is a percentage of his annual base salary in effect on March 1 of the performance year. The 2011 targets as a percent of base salary, and the percentage of such target tied to the performance of each company, were as follows for the named executive officers:

Name	Target % of Base Salary	Questar Gas	Wexpro	Questar Pipeline	Payout % of Target

Ronald W. Jibson	90%	33%	34%	33%	165%

Kevin W. Hadlock	60%	33%	34%	33%	165%

R. Allan Bradley	65%	15%	15%	70%	167%

James R. Livsey	65%	15%	70%	15%	166%

Thomas C. Jepperson	60%	33%	34%	33%	165%

21    QUESTAR 2012 PROXY STATEMENT

Long-Term Equity Incentive Awards

The Company’s long-term incentive compensation is intended to (a) help attract and retain key executives; and (b) ensure that executive officers have a significant incentive to manage the Company to maximize long-term shareholder returns. All equity incentives are granted under the Company’s Long-term Stock Incentive Plan (LTSIP), which was re-approved by shareholders in 2010.

In February 2011, after consulting with Meridian, the Committee determined that a portion of each executive officer’s total compensation should be paid in equity awards through a new long-term equity incentive program under the LTSIP. Under this program, it granted roughly one-half of long-term incentives in value of shares of restricted stock and one-half in fair market value of performance shares to be granted only if TSR targets are met against our peer group over a 3-year period ending December 31, 2013. Restricted stock was granted to focus on retention of the executive officers while the TSR performance shares benchmark our performance against our peer companies over an extended period of time. The award of performance shares and restricted stock to our Chief Executive Officer was determined by the Committee and ratified by the Board.

Restricted Stock Awards—The Company grants restricted stock on an annual basis. The Committee believes that restricted stock is a strong retention vehicle, facilitates stock ownership and maintains a strong tie to shareholders. In February 2011, the Committee approved restricted stock grants for its executive officers, with such grants vesting over a three-year period, starting approximately one year after the grant date, with one-third of the shares vesting in each remaining year.

Performance Shares (2011-2013 Performance Period)—Performance shares are designed to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The plan measures performance over a three-year period, and shares of Company common stock are earned based on the actual performance against goals set at the beginning of the period. For the 2011-2013 performance period, the Committee determined that the measure of performance is total shareholder return relative to a predetermined group of peer companies. This is the same peer group used to benchmark executive compensation, which is described under the “External Benchmarks for Named Executive Officers” section above.

The TSR ranking is determined by using the sum of the simple-average closing stock price for each trading day in the last month of the performance period plus dividends divided by the simple-average closing stock price for each trading day in the month prior to the first day of the performance period.

Participants can earn from 15% to a maximum of 300% of target shares established for each individual participant. Participants will earn the threshold percentage if the Company’s TSR ranks 12 out of the total 15 companies. Participants will earn the target (100%) if the Company’s TSR is ranked 7 out of 15. Only if the Company’s TSR for the performance period is the highest of the peer group, will the participants earn the maximum percentage. The threshold, target and maximum awards, are shown below in the Grants of Plan-Based Awards table. The Committee determined that for the 2011-2013 performance period, half of the shares earned would be paid in cash.

Qualified Retirement Plans

The Company maintains a defined-contribution retirement plan (the 401(k) Plan) and a defined-benefit retirement plan (the Pension Plan). The Pension Plan was closed to new hires and rehires effective July 1, 2010. All named executive officers participate in the 401(k) plan. All named officers, except Mr. Hadlock, participate in the Pension Plan. These plans are described in the “Retirement Plans” section of Compensation Tables.

Nonqualified Deferred Compensation Plans

Deferred Compensation Wrap Plan—The Company allows the named executive officers, along with certain key employees, to defer compensation under the Deferred Compensation Wrap Plan (the Wrap Plan). The Company and the Committee believe that a Deferred Compensation Program is necessary for hiring and retention. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program.

Deferred Compensation Program of the Wrap Plan. The Deferred Compensation Program allows officers and certain key employees to defer from $5,000 to 50% of their base salaries and actual cash bonuses until termination, death or disability. Most deferred amounts may be treated either as if invested in Company stock (designated as Questar phantom stock) or as if invested in 10-year U.S. Treasury notes. Six percent of the deferred amount receives a Company matching contribution as if contributed to Questar’s 401(k) Plan, which is all designated as Questar phantom stock.

QUESTAR 2012 PROXY STATEMENT    22

401(k) Supplemental Program of the Wrap Plan. The 401(k) Supplemental Program allows officers and certain key employees whose compensation exceeds the IRS-imposed limit ($245,000 in 2011) for compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan (the IRS Limit) to continue to defer 6% of their salaries over the IRS Limit and receive a Company match on this deferred amount as if it was invested in the 401(k) Plan. The deferred amounts and the Company matching contributions are designated in Questar phantom stock. The 401(k) Supplemental Program is described below in the “Retirement Plans” section of the Compensation Tables.

Supplemental Executive Retirement Plan (SERP)—The named executive officers also participate in the non-qualified Supplemental Executive Retirement Plan (SERP) that provides a select group of management or highly compensated employees with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the tax-qualified Pension Plan. Participation in the SERP is limited to eligible individuals who have an accrued benefit under the Pension Plan and who receive compensation in excess of the IRS Limit or defer their compensation under the Deferred Compensation Program of the Wrap Plan. The SERP is described in more detail below under the “Retirement Plans” section of the Compensation Tables.

Executive Severance Compensation Plan

The named executive officers participate in the Company’s Executive Severance Compensation Plan, a “double-trigger” plan that provides benefits upon qualifying employment terminations occurring on or within three years following a change in control of the Company. The Company and the Committee believe this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives. It also helps ensure executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan was amended October 28, 2010, to eliminate the tax gross-up provision. A summary description of the plan and payment estimates to the named executives as of December 31, 2011 is outlined below in the “Potential Payments upon Termination” section.

Other Benefits

The named executive officers also receive or have the opportunity to participate in other benefit plans Questar offers to most employees. These benefits include medical and dental coverage; a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features); employer-provided basic life insurance (one-times base salary); employee-paid supplemental life insurance (up to four times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophic accident insurance; participation in a long-term disability plan; and the employee-assistance program. The executive officers also receive paid time off, paid holidays, and are eligible short-term disability.

Perquisites

The Company limits the perquisites granted to officers and does not allow the personal use of Company cars, nor does it reimburse for country-club memberships, personal use of aircraft, supplemental welfare benefit plans or executive dining-room service. In 2011, the Company continued its practice of reimbursing officers up to 70% of costs associated with tax preparation and other personal financial advice up to $3,000 per year (i.e., a maximum reimbursement of $2,100). This practice, however, will be discontinued by the Company effective March, 2012.

ADDITIONAL INFORMATION ON COMPENSATION PRINCIPLES

Share Ownership Guidelines

The Committee established stock-ownership guidelines for each named executive officer that is a multiple of his base salary. Under the guidelines, all named executive officers must own shares having a value of at least three times their annual base salaries. In 2011, the Nominating/Governance Committee set the guideline for the chief executive officer at six times his base salary. Our executives are required to achieve the applicable level of stock ownership within three years of the date he or she first becomes an executive officer or chief executive officer, as applicable. These guidelines are intended to align the named executive officers’ interests with those of shareholders, while allowing them some opportunity to diversify their holdings. Phantom stock units attributable to deferred compensation are counted toward the total. As of December 31, 2011, all of the named executive officers met these guidelines except for Messrs. Hadlock and Jibson. Mr. Hadlock, who was hired on January 1, 2011 will have until January 1, 2014 to meet the threshold requirement. Mr. Jibson, who became the chief executive officer on July 1, 2010, does hold company stock worth at least three times his base salary, but will have until July 1, 2013 to meet his increased shareholding requirement of six times his base salary.

23    QUESTAR 2012 PROXY STATEMENT

Insider Trading Policy

The Company’s Insider Trading Policy allows Section 16 officers, including the named executive officers, to trade the Company’s securities only during window periods (following earnings releases) and also prohibits such executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions.

Tax Considerations

Section 162(m) of the Internal Revenue Code (IRC) precludes the Company from deducting compensation exceeding $1 million per year to any executive officer listed in the Summary Compensation Table, except the chief financial officer. Performance-based compensation, however, is not subject to this limit. When structuring compensation paid to the named executives, the Committee considers federal tax rule provisions. The Committee has in the past awarded, and may in the future award, compensation that is not deductible if, in the Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

QUESTAR 2012 PROXY STATEMENT    24

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table provides compensation information for the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non- Equity Incentive Plan Compen- sation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)[4]	All Other Compen- sation ($)[5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald W. Jibson	2011 2010 2009	625,000 398,333 260,000		1,410,134 1,522,668 35,380	— 133,560 209,900	963,495 649,500 223,200	2,143,291 752,316 260,853	14,700 17,818 11,960	5,156,620 3,474,195 1,001,293
Kevin W. Hadlock[6]	2011	353,167		477,164	—	350,811		13,258	1,194,400
R. Allan Bradley	2011 2010 2009	364,583 345,000 320,000		705,067 1,139,089 53,070	— 200,340 274,820	397,727 584,200 436,199	343,982 246,512 137,401	14,700 11,760 11,960	1,826,059 2,526,901 1,233,450
James R. Livsey[7]	2011 2010	358,333 287,500		654,713 654,874	— 166,950	395,021 454,333	1,059,102 475,625	14,700 14,700	2,481,869 2,053,982
Thomas C. Jepperson	2011 2010 2009	342,000 338,333 320,000		615,908 1,255,557 70,760	— 178,080 250,800	337,964 603,166 462,599	832,864 580,801 406,490	21,277 17,914 18,114	2,150,013 2,973,851 1,528,763

1.

The amounts reported are a) the grant date fair market value of restricted stock granted in 2009 and 2010 and b) the aggregate grant date fair value of restricted stock and performance shares granted in 2011, determined under share-based compensation accounting guidance in accordance with FASB ASC Topic 718. For the 2011 performance share awards, the values reflect probable outcome of Company performance. The grant date fair market values of such awards assuming the highest level of performance conditions for each of the named executive officers are: Mr. Jibson: $2,130,394; Mr. Hadlock: $456,497; Mr. Bradley: $1,065,197; Mr. Livsey: $989,123; and Mr. Jepperson: $930,496. Assumptions used in the calculation of the amounts are described in Note 11 to the consolidated financial statements in Item 8 of Part II of the Company’s 2011 Form 10-K. Grant date fair value for restricted stock awards made prior to July 1, 2010 include the value associated with QEP Resources before that company was spun off from the Company.

The 2010 stock grants for Messrs. Jibson, Jepperson, Bradley and Livsey also include restricted stock awards made on July 1, 2010, in conjunction with the spinoff of QEP Resources a) as a retainer and in recognition of each executive’s efforts in accomplishing such spinoff (Spinoff Recognition Award) and b), except for Mr. Livsey, as a conversion of the cash awards granted to each executive under the Company’s Long-term Cash Incentive Plan for the 2009-2011 and 2010-2012 performance periods (the LTCIP Conversion Awards). Additional details on these awards are set forth in the Company’s 2010 Proxy Statement filed on March 29, 2011.

[2].

The amounts reported represent the grant date fair value of the stock options granted in each respective year. No option awards were granted in 2011. The assumptions used in determining the grant date fair value of these awards are described in Note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2011 Form 10-K.

[3].

The amounts reported for 2011 include only payments received under the Company’s AMIP plan. Prior to 2011, the amounts included payments under the Company’s Long-term Cash Incentive Plan for Messrs. Jibson, Jepperson, Bradley and Livsey; and, for Mr. Livsey only, payments under the QEP Resources Employee Incentive Plan. The amount listed for Mr. Jepperson for 2011 includes amounts voluntarily deferred by him under the Questar Corporation Deferred Compensation Wrap Plan.

4.

The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in preparing the consolidated financial statements included in Item 8 of Part II of the Company’s 2011 Form 10-K. The present value of the benefits has been calculated assuming the named executive officer retires at age 62, which is the earliest age the executive could collect a benefit without a reduction for early retirement and received their benefit as a life annuity. The large increase for Mr. Jibson in 2011 is due not only to his increase in base salary and bonus as CEO, but also due to the actuarial impact from the change in the interest rate used to value benefits accrued in the preceding years to 4.85 percent from 5.75 percent. See footnote 3 to Pension Table and accompanying text for additional detail on the calculation of the Pension Plan and SERP benefits.

25    QUESTAR 2012 PROXY STATEMENT

[5].

Items included in column (i) for 2011 include Company matching contributions to the named executive officer’s accounts in the 401(k) Plan, as well as any reimbursement for sold paid-time off, which is limited to 40 hours per calendar year. These are the same benefits provided to all other employees:

	401(k) Employer Match	Paid Time-Off Sold	Total
Name	($)	($)	($)
Ronald W. Jibson	14,700	—	14,700
Kevin W. Hadlock	13,258	—	13,258
R. Allan Bradley	14,700	—	14,700
James R. Livsey	14,700	—	14,700
Thomas C. Jepperson	14,700	6,577	21,277

6.	Mr. Hadlock was hired as the Company’s Executive Vice President and Chief Financial Officer effective January 1, 2011.
7.	Mr. Livsey was not an executive officer in 2009.

2011 GRANTS OF PLAN-BASED AWARDS

This table shows the 2011 plan-based awards granted to the named executives. For non-equity and equity incentive plans, it outlines the ranges of possible awards. For stock awards, the table shows the number of shares granted and the grant-date fair values of those awards.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock & Option Awards ($)[4]
	Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name	Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald W. Jibson	2/18/2011	4,826	585,000	1,170,000
	2/18/2011				5,843	38,954	116,862		710,132
	2/18/2011							38,954	700,002
Kevin W. Hadlock[5]	2/18/2011	1,757	213,000	426,000
	2/18/2011				1,252	8,348	25,044		152,166
	2/18/2011							8,347	149,997
	1/3/2011							10,000	175,001
R. Allan Bradley	2/18/2011	5,972	238,875	477,750
	2/18/2011				2,922	19,478	58,434		355,066
	2/18/2011							19,477	350,001
James R. Livsey	2/18/2011	5,931	237,250	474,500
	2/18/2011				2,713	18,086	54,258		329,708
	2/18/2011							18,086	325,005
Thomas C. Jepperson	2/18/2011	1,693	205,200	410,400
	2/18/2011				2,552	17,014	51,042		310,166
	2/18/2011							17,014	305,742

1.

The amounts represent the AMIP award opportunities granted in February 2011 to each of the named executive officers for the 2011 performance year. The target amount was based on the target percentage and base salaries as of March 1, 2011. Actual payments under these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table.

2.

The values under these columns represent the number of performance shares granted to the named executive officers in 2011 under the LTSIP. It shows potential threshold, target or maximum payout amounts granted for the three-year performance period from January 1, 2011 to December 31, 2013. The determination method of the actual payout amounts is described in more detail above under Long- Term Equity Incentive Awards of this proxy statement. The grant date fair value of the target shares is included in the Stock Awards column of the Summary Compensation Table. For a discussion of the performance share awards for 2011-2013, see the CD&A section above.

QUESTAR 2012 PROXY STATEMENT    26

3.

This column represents grants made in February 2011 of restricted stock, which grants vest over a three-year period, starting approximately one year after the grant date, with one-third of the shares vesting in each remaining year.

4.

The grant date fair value of stock awards is calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are described in Note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2011 Form 10-K. The actual value a named executive officer may receive depends on market prices. There can be no assurance that the amounts reflected in the column (l) will be realized.

5.	Mr. Hadlock was granted 10,000 shares of restricted stock upon his hire date. The grant date reflects January 3, 2011, which was the first business day.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The table below shows outstanding equity awards for the named executive officers as of December 31, 2011.

		Option Awards[1]				Stock Awards[1]
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[2] (#)	Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price[3] ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested[4] (#)	Market Value of Shares or Units of Stock that have not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights that have not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights that have not vested[5] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald W.	2/12/2008					1,333	26,473
Jibson	2/10/2009	16,667	8,333	11.400	3/5/2016	333	6,613
	2/9/2010	4,000	8,000	13.100	3/5/2017	3,500	69,510
	7/1/2010					86,022	1,708,397
	2/18/2011					38,954	773,626	5,843	116,042
Kevin W.	1/3/2011					10,000	198,600
Hadlock	2/18/2011					8,347	165,771	1,252	24,865
R. Allan	1/3/2005	100,000		7.840	1/3/2015	—	—
Bradley	2/12/2008					2,500	49,650
	2/10/2009	26,667	13,333	11.400	3/5/2016	500	9,930
	2/9/2010	6,000	12,000	13.100	3/5/2017	5,333	105,913
	7/1/2010					53,475	1,062,014
	2/18/2011					19,477	386,813	2,922	58,031
James R.	2/11/2002	30,000		3.695	2/11/2012	—	—
Livsey	2/11/2003	36,000		4.365	2/11/2013	—	—
	2/12/2008					2,000	39,720
	2/10/2009	20,000	10,000	11.400	3/5/2016	1,666	33,087
	2/9/2010	5,000	10,000	13.100	3/5/2017	5,000	99,300
	7/1/2010					22,996	456,701
	2/18/2011					18,086	359,188	2,713	53,880
Thomas C.	2/11/2003	8,798		4.365	2/11/2013	—	—
Jepperson	2/12/2008					1,800	35,748
	2/10/2009	20,000	10,000	11.400	3/5/2016	666	13,227
	2/9/2010	5,334	10,666	13.100	3/5/2017	4,666	92,667
	7/1/2010					63,798	1,267,028
	2/18/2010					17,014	337,898	2,552	50,683

[1].

The outstanding equity awards do not reflect QEP Resources restricted stock or options obtained by the named executive officers when the Company spun off QEP Resources on June 30, 2010. In conjunction with the spinoff, all outstanding stock options and restricted stock originally denominated in shares of Company common stock were adjusted into two separate awards — one denominated in Questar common stock and one denominated in QEP Resources common stock. The number of QEP Resources common stock distributed to award holders was equal to the number of QEP Resources shares that a shareholder of Questar common stock would have received

27    QUESTAR 2012 PROXY STATEMENT

effective on the June 30, 2010, spin date (i.e., a ratio of one share of QEP Resources common stock for every one share of Questar common stock). The resulting QEP Resources and Questar awards continue to be subject to the vesting schedule under the original Questar award agreement. For vesting of restricted stock and options, continued Questar employment is considered continued employment with the issuer of the restricted stock or options. The adjustment preserved, but did not increase, the equity awards’ value.
2.

Options granted prior to 2009 are fully exercisable. Options granted on February 10, 2009 and February 9, 2010 vest in three equal installments starting one year after grant date. No options were granted in 2011.

[3].	The following chart indicates the original exercise price of each stock option prior to the spinoff of QEP Resources on June 30, 2010, and the adjusted price as reflected in column (e) above:

Grant Date	Original Exercise Price ($)		Adjusted Exercise Price ($)
2/9/2010	40.650		13.100
2/10/2009	35.380		11.400
1/3/2005	24.330	*	7.840
2/11/2003	13.555	*	4.365
2/11/2002	11.475	*	3.695

*	This price reflects a two-for-one stock split on June 18, 2007.
[4].

Columns (g) and (h) reflect the number of restricted stock outstanding and corresponding market value based on the closing market price of the Company’s common stock on December 30, 2011. For the February 13, 2008 awards, the shares vest in three equal installments starting two years after grant date. For awards granted February 10, 2009, February 9, 2010 and February 18, 2011, the shares vest in three equal installments starting on March 5 of the year following the year of grant. The July 1, 2010 awards represent a) Spinoff Recognition Awards which vest in three equal installments starting on September 5 of the second year following the year of grant; and b) except for Mr. Livsey, LTCIP Conversion Awards which vest on March 5 of the year that the LTCIP cash award would have been paid — March 5, 2012 and March 5, 2013. The Spinoff Recognition Awards and LTCIP Conversion Awards are discussed in more detail in the footnotes to the Summary Compensation Table.

[5].

Columns (i) and (j) relate to performance shares. The Company granted performance shares for the first time on February 18, 2011. Performance shares granted in 2011 become earned and vested at the end of a three-year performance period from January 1, 2011 through December 31, 2013, subject to a) such officer’s continued employment and b) the comparative total shareholder return of a peer group of companies during the three year performance period. The number of performance shares shown for each named executive officer in column (i) are the threshold number of shares that may be earned if the Company’s total shareholder return ranked 12 out of the 15 peers selected, which is the lowest ranking for any shares to be earned. The value shown in column (j) is the number of shares shown in column (i) times the closing price of the Company’s common stock on December 30, 2011 ($19.86).

QUESTAR OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)
Ronald W. Jibson	—	—	3,416	59,872
Kevin W. Hadlock	—	—	—	—
R. Allan Bradley	—	—	5,667	99,477
James R. Livsey	20,000	264,300	6,167	107,872
Thomas C. Jepperson	8,612	138,266	4,801	84,107

1.

This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise. The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.

2.	The value realized on vesting equals the market value on the vesting date multiplied by the number of shares vested.

QUESTAR 2012 PROXY STATEMENT    28

RETIREMENT PLANS

Employee Investment Plan (the 401(k) Plan)

The 401(k) Plan allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. The Company provides matching contributions on 100% of employee contributions up to 6% of a participant’s eligible compensation that is contributed. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including the Company stock fund, as directed by the participant.

Retirement Plan (the Pension Plan)

The Pension Plan is funded entirely by Company contributions. Funding is based on regulatory requirements using actuarial calculations. The Pension Plan provides for a basic annual benefit that is calculated by multiplying the employee’s final average earnings by 1.3% and then multiplying such sum by the employee’s years of service (to a maximum of 25 years). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5%). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of a participant’s birth). Employees who are at least age 55 with 10 years of service are eligible for and may commence early retirement with a reduction to their benefit by ..2083% per month prior to age 62. Employees eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit after five years of vesting service. Participants with a vested benefit who terminate employment before age 55 or before having ten years of credited service are considered “terminated vested” participants. Such participants may commence their benefit under the Pension Plan as early as age 55, but such benefit is reduced by .5% per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant’s spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available. The Pension Plan was closed to new hires and rehires effective July 1, 2010.

The 401(k) Supplemental Plan and SERP

Federal tax laws limit both the amount of a participant’s annual compensation ($245,000 for 2011) that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Wrap Plan and the SERP, nonqualified plans, were adopted to compensate officers who are affected by these limits. The 401(k) Supplemental Program allows participants to defer up to 6% of their compensation in excess of the federal tax limit and receive the Company matching contribution on such deferral as if it had been contributed to the 401(k) Plan absent such limits (see the Nonqualified Deferred Compensation Table and corresponding notes for more discussion of the 401(k) Supplemental Program). The SERP provides retirement benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Company’s Wrap Plan.

Any accrued SERP benefit as of December 31, 2004 was grandfathered under the provisions of the SERP in existence prior to January 1, 2005, which allowed for payment of a monthly annuity, a lump-sum payment, or limited annual installments beginning on or within five years of the participant’s retirement date. Any distributions of SERP benefits that accrued on or after January 1, 2005 are made in lump-sum cash payments or limited annual installments upon a date elected by the participant on or after the participant’s termination, death or disability, but no earlier than age 55.

29    QUESTAR 2012 PROXY STATEMENT

PENSION BENEFITS

The following table sets forth the pension benefit of the named executive officers under the Pension Plan and the SERP.

Name	Plan[1]	Number of Years Credited Service (#)[2]	Present Value of Accumulated Benefit ($)[3]	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Ronald W. Jibson[4]	Pension Plan	31.19	1,351,018
	SERP	31.19	2,825,759
Kevin W. Hadlock[5]	Pension Plan	—	—
	SERP	—	—
R. Allan Bradley	Pension Plan	7	388,798
	SERP	7	678,594
James R. Livsey[4]	Pension Plan	27	1,290,231
	SERP	27	1,629,492
Thomas C. Jepperson[4]	Pension Plan	23.76	1,138,791
	SERP	23.76	2,173,997

[1]	The Pension Plan is a defined-benefit plan qualified for favorable treatment under the IRC. The SERP, a nonqualified plan, is described in more detail above under “Retirement Plans.”
[2]

The number of years of credited service for the named executive officers assumes they were eligible for early retirement as of December 31, 2011. Under the terms of the Pension Plan, if the participant is eligible for early retirement and has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given. For less than 1,000 hours in the last year of service, the calculation is based on 190 hours per month divided by 1,000 hours.

[3]	Assumptions for the Present Value of Accumulated Benefit Calculation:

The calculation is based on an assumed retirement age of 62 (the earliest age at which a participant may retire under the Pension Plan without a benefit reduction due to age.) The calculation also uses the following year-end financial disclosure assumptions:

Discount rate: 4.80% for 12/31/11 and 5.75% for 12/31/10

Post-normal retirement age (NRA) mortality: 12/31/2011: IRS 2012 Static Table; 12/31/10: RP 2000 projected to 2011. Note that no mortality is assumed prior to NRA for proxy disclosure purposes

Marital status: 12/31/2011: 80% married, 20% single; 12/31/2010: 90% married, 10% single

Spouse age: spouse three years younger

Form of payment: 50% joint & survivor annuity if married, single life annuity if single

[4]

Messrs. Jibson, Jepperson and Livsey also have a supplemental retirement benefit in lieu of vacation. When the Company changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $354 for Mr. Jibson, $1,616 for Mr. Jepperson and $3,006 for Mr. Livsey.

[5]	Mr. Hadlock, who was hired after July 1, 2010, is not eligible to participate in the Pension Plan or SERP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth details of the participation of the named executive officers in the deferred compensation plans maintained by the Company.

Name	Contributions in Last FY ($) [1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) [2]	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Ronald W. Jibson	55,335	55,335	4,473		215,920
Kevin W. Hadlock	5,603	5,603	50		11,682
R. Allan Bradley	30,063	30,063	12,616		1,241,537
James R. Livsey	27,900	27,900	3,106		167,261
Thomas C. Jepperson	29,890	29,890	5,689		338,065

QUESTAR 2012 PROXY STATEMENT    30

[1]

The named executive officers automatically participate in the 401(k) Supplemental Program of the Wrap Plan when their compensation exceeds the compensation cap ($245,000 in 2011) and they can no longer make deferrals to the 401(k) Plan. Additional details regarding the 401(k) Supplemental Program are outlined above and in the “Nonqualified Deferred Compensation Plan” section of the CD&A.

[2]	Aggregate earnings are not included in the Summary Compensation Table because they do not include any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

No executive officer has an employment contract. Therefore, any payments due to a named executive officer upon their termination as of December 31, 2011 would be calculated pursuant to the plans detailed in the CD&A, the compensation tables and the terms of equity award agreements. For termination due to any reason, each named executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully-vested benefits to which he is already entitled or which are required to be provided by law.

The table below shows other potential payments to the named executives if they had been terminated as of December 31, 2011 due to retirement, death or disability. For termination due to retirement, death or disability, these executives (or their beneficiaries) receive a prorated AMIP award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period.

	Termination Due to Retirement			Termination Due to Death or Disability
Name	Non- Equity Incentive Plan Payments[1] ($)	Equity Incentive Plan Payments[2] ($)	Total ($)	Non- Equity Incentive Plan Payments[1] ($)	Equity Incentive Plan Payments[2] ($)	Accelerated Equity[3] ($)	Total ($)
Ronald W. Jibson	963,495	38,681	1,002,176	963,495	38,681	2,584,619	3,586,795
Kevin W. Hadlock	N/A	N/A	N/A	350,811	8,288	364,371	723,470
R. Allan Bradley	N/A	N/A	N/A	397,727	19,344	1,614,320	2,031,391
James R. Livsey	395,021	17,960	412,981	395,021	17,960	987,996	1,400,977
Thomas C. Jepperson	168,982	16,894	185,876	168,982	16,894	1,746,568	1,932,444

[1]

Except as to Messrs. Hadlock and Bradley, the Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table for 2011. Messrs. Hadlock and Bradley do not have the requisite 10 years of service to receive payments under AMIP or any performance shares due to a “retirement.” Mr. Jepperson deferred 50% of his AMIP payment under the Deferred Compensation Wrap Plan. Payment of the deferred amount would be made to him pursuant to his elections under that plan.

[2]

Except as to Messrs. Hadlock and Bradley, the Equity Incentive Plan Payment values represent an estimated pro-rata payout of the “threshold” amount of shares for the 2011-2013 performance period based upon the number of months of the performance period the executive was employed, and do not reflect the actual payout which would be determined at the end of the performance period as of December 31, 2013. Amounts for the performance shares represent the value of the Company’s common stock as of December 30, 2011. For a payment due to retirement, the retirement must occur no earlier than 12 months after the first day of the performance period.

[3]	Reflects the acceleration of unvested restricted stock.

Potential Payments upon Termination Following a Change in Control

Executive Severance Compensation Plan—Under the Company’s Executive Severance Compensation Plan, a “double trigger” plan, participants receive certain severance benefits if the participant’s employment is terminated within 3 years following a change in control if such termination is initiated by the employer for any reason other than for cause, death or disability, or by the participant for good reason. This plan provides the following severance benefits to the named executive officers:

•	a cash payment equal to three times the sum of the participant’s annual base salary and the target annual bonus;

•	a cash payment of the prorated target amount under the annual bonus plan;

31    QUESTAR 2012 PROXY STATEMENT

•

a cash payment representing the difference between the net present value of the benefits under the Pension Plan and SERP calculated at the time of termination (retirement benefit), and the retirement benefit with two additional years of credited service; and

•	continued medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage for twenty four months following termination.

The plan does not provide for any gross-up tax provision for any excise taxes under Section 280G of the IRC. However, if it is determined that the total payments made (as well as any benefit provided) would be subject to excise tax imposed by Code Section 4999, then the payments shall be reduced to provide the executive the highest “net after-tax” payment.

Under the plan, a Change in Control of the Company shall be deemed to have occurred if:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (Exchange Act)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company;
(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of October 26, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on October 26, 2010, or whose appointment, election or nomination for election was previously so approved or recommended;
(iii)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

The following table shows payments to the named executive officers under the plan if there had been a termination due to a change in control on December 31, 2011 that triggered the severance benefits:

Payments	Jibson	Hadlock	Bradley	Livsey	Jepperson
Severance (3 x (Base + Bonus))	$3,705,000	$1,704,000	$1,819,125	$1,806,750	$1,641,600
Pro-rata Bonus Payment	$585,000	$213,000	$238,875	$237,250	$205,200
Retirement Benefit Payment	$87,382		$304,965	$64,605	$202,531
Welfare Benefit Values	$108,910	$67,406	$13,202	$13,202	$38,238
Aggregate Payments	$4,486,292	$1,984,406	$2,376,167	$2,121,807	$2,087,569

Other payments following a Change in Control—In addition to payments under the severance plan, the named executive officers would also receive deferred compensation under the Deferred Compensation Wrap Plan, payment of any SERP benefits, and accelerated vesting of any unvested equity including performance shares for the 2011-2013 performance period. Under the performance share award agreements, upon a change of control, the performance period shall end on such date, and a determination made as to the number of performance shares earned using the metrics set forth in the award agreement. The following amounts would be paid to the named executive officers under the 2011-2013 performance shares if a change in control event occurred and their employment had terminated on December 31, 2011: Mr. Jibson $464,188; Mr. Hadlock $99,479; Mr. Bradley $232,104; Mr. Livsey $215,521; and Mr. Jepperson $202,751.

QUESTAR 2012 PROXY STATEMENT    32

DIRECTOR COMPENSATION

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our Board. The Board’s compensation committee, the Management Performance Committee, is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to fees and retainers paid to the Directors, committee and committee chair services. The same outside independent compensation consultant used for setting executive compensation also assists in the annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design. Directors who also serve as employees of the Company do not receive payment for services as directors.

In 2011, non-employee directors received the following retainer and meeting fees:

Annual Board Member Retainer	$50,000
Additional Retainer for Chair, Finance and Audit Committee and Management Performance Committee*	$15,000
Additional Retainer for Chair, Governance/Nominating	$10,000
Board Meeting Fee (per day)	$2,000
Committee Meeting Fee for Committee Chair	$1,500
Committee Meeting Fee	$1,100
Telephone Attendance Board Meeting Fee	$900
Telephone Attendance Committee Meeting Fee for Chair	$800
Telephone Attendance Committee Meeting Fee	$600

*	Except for the Committee Chair, the Company eliminated retainers for serving on a committee in 2011.

Mr. Rattie receives an additional retainer per year as non-executive Chair which was decreased to $150,000 from $200,000 effective July 1, 2011. Mr. Rattie does not receive committee retainers or meeting fees for his participation at committee meetings.

Directors may receive their fees in cash or they may defer receipt of all, but not less than all, of those fees pursuant to the Questar Corporation Deferred Compensation Plan for Directors (the Director Deferred Compensation Plan) described below.

Long-Term Stock Incentive Plan (LTSIP). Pursuant to the LTSIP, directors are eligible to receive stock options, stock appreciation rights, restricted stock and other awards referenced to our common stock. Directors have received grants of shares of restricted stock. Directors may defer all, but not less than all, of the restricted stock pursuant to the Director Deferred Compensation Plan described below.

Director Deferred Compensation Plan. Non-employee directors are eligible to participate in the Director Deferred Compensation Plan, which allows them to defer both cash compensation and/or equity compensation paid to them. For the deferral of cash fees, the director can elect to have them accounted for with “phantom shares” of the Company’s common stock, or have them credited with interest as if invested in long-term certificates of deposit. For the deferral of restricted stock grants, those grants are accounted for as phantom restricted stock units, meaning that they vest over time like restricted stock and receive dividend equivalents. Payments of phantom share balances upon a director’s retirement are made in cash.

For 2011, the Board adopted stock ownership guidelines for outside directors of five times their annual cash board retainer after a director has served for five years on the Board. Currently, the stock ownership requirement is $250,000. Phantom stock units count toward the total shares held. All directors currently comply with these guidelines. Directors also participate in the Company’s Business Accident Insurance Plan, which provides a benefit of up $150,000 to the survivor of any employee or director who dies, is totally disabled or suffers dismemberment due to an accident while traveling on business for the Company.

33    QUESTAR 2012 PROXY STATEMENT

Fees and stock grants received by individual directors during 2011 are set forth below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1,2]	Total ($)
(a)	(b)	(c)	(d)
Teresa Beck	85,200	100,003	185,203
R. D. Cash	59,800	100,003	159,803
Laurence M. Downes	61,700	100,003	161,703
Gary G. Michael	77,800	100,003	177,803
Keith O. Rattie	234,800	100,003	334,803
Harris H. Simmons	66,700	100,003	166,703
Bruce A. Williamson	86,000	100,003	186,003

[1]

On February 18, 2011, each director received a grant of 5,565 restricted stock or phantom restricted stock, with a grant date value of $17.97. The restricted stock will vest approximately one year following the grant date.

[2]	Directors held the following aggregate options and unvested stock awards or phantom shares as of December 31, 2011*:

Name	Number of Vested Option Shares	Number of Restricted Shares/ Restricted Share Units	Number of Vested Phantom Shares*	Number of Unvested Phantom Shares
Teresa Beck	14,000	5,565	36,168	1,574
R. D. Cash	14,000	7,139
Laurence M. Downes		5,565
Gary G. Michael		6,498	34,394	641
Keith O. Rattie**	882,174	74,672
Harris H. Simmons			52,554	7,139
Bruce A. Williamson			34,299	7,139

*	Due to the spinoff of QEP Resources in 2010, the director equity awards were bifurcated on a pro-rata basis, with each award receiving an equal number of options, restricted shares, phantom restricted shares or phantom shares of QEP Resources stock. Pursuant to the terms of the Questar Corporation Deferred Compensation Plan for Directors, the directors’ phantom QEP Resources stock was reallocated to Questar phantom stock on or prior to December 30, 2011.
**	Mr. Rattie’s option shares reflect option awards he received as an officer of the Company. The number of restricted shares/restricted share units include restricted stock units granted to Mr. Rattie on July 1, 2010 when he became non-executive Chairman, plus dividend equivalents.

MANAGEMENT PERFORMANCE COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and have recommended its inclusion in the Company’s Annual Report on Form 10-K and in this proxy statement.

Management Performance Committee

Teresa Beck, Chair

Laurence M. Downes

Gary G. Michael

Bruce A. Williamson

QUESTAR 2012 PROXY STATEMENT    34

FINANCE AND AUDIT COMMITTEE REPORT

In 2011, the Finance and Audit Committee undertook to request proposals from various outside independent auditing firms as potential auditors for 2012. The Committee reviewed various proposals, and after reviewing extensive presentations by four finalists, made the decision to select Ernst & Young to continue to serve as the Company’s independent auditor for 2012.

The Board has determined that each member of our Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Simmons and Williamson and Ms. Beck are audit committee financial experts as defined by the Securities and Exchange Commission. No member of the Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s officers the audited financial statements for the year ended December 31, 2011. We discussed with representatives of Ernst & Young, LLP, the Company’s independent auditor, the matters required by Statement on Auditing Standards No. 61, adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company’s officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate concerning the Company’s financial matters, internal controls over financial reporting and compliance.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements. We have delegated approval authority to our Chair, but any exercises of such authority are reported to us at our next meeting.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Finance and Audit Committee

Bruce A. Williamson, Chair

Teresa Beck

Harris H. Simmons

INDEPENDENT AUDITORS

Ernst & Young, LLP billed the Company the listed fees for services performed during each year:

	2011 [1]	2010 [2]
Audit Fees	$858,732	$947,930
Audit-Related Fees	$106,611	$109,408
Tax Fees	$7,000	$35,755
All Other Fees [3]	$—	$—

Total	$972,343	$1,093,093

[1] E&Y estimates included in 2011 Audit Fees:
Financial audit fees	$220,000
[2] 2010 was restated to reflect the difference between estimates and actual payments:
Financial audit fees		$54,328
FERC Form 2		$1,998
[3] Fees for S-3 registration and Comfort Letters/Bringdown Letters have been reclassified from “All Other Fees” to “Audit Fees” based on the guidance for proxy disclosure. The impact of this reclassification is shown here:	$70,680	$149,691

35    QUESTAR 2012 PROXY STATEMENT

Audit fees, including expenses, relate to Ernst & Young’s fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, consultations concerning Generally Accepted Accounting Principles, and evaluations of the impact of new requirements mandated by Congress, the SEC, and the Financial Accounting Standards Board. These fees also include audits of the Company’s employee-benefit plans.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

ITEM NO. 2—RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors, upon the recommendation of its Finance and Audit Committee, affirmed the selection of Ernst & Young LLP to serve as the Company’s independent auditor for 2012. We are asking shareholders to ratify the selection of Ernst & Young. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young for ratification because we value shareholders’ views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, the Board of Directors and the Finance and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Finance and Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Representatives of Ernst & Young will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification.

ITEM NO. 3—ADVISORY VOTE TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, together with the compensation tables of this proxy statement. The Management Performance Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and to link the compensation to the value created for our shareholders. Our compensation program also reflects best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2011, the Management Performance Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and the creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement with the accompanying tables provides a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal. For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis together with the accompanying compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is non-binding and advisory and will not be construed as overruling a decision by the Company or the Board. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

The Board of Directors recommends that you vote FOR the non-binding, advisory proposal regarding the compensation of our named executive officers.

QUESTAR 2012 PROXY STATEMENT    36

ANNUAL REPORT AND FORM 10-K

We will promptly send a copy of the Annual Report, Form 10-K (excluding exhibits) or this proxy statement to you, at no charge, upon request. Please contact Thomas C. Jepperson, Executive Vice President, General Counsel and Corporate Secretary at 333 South State Street, P.O. Box 45433, Salt Lake City UT 84145-0433, or at 801-324-2648 to make the request.

SECTION 16(a) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the SEC, the Company’s directors, certain officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the Commission and the NYSE and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied. Based on a review of this information and responses to director and officer questionnaires, the Company believes that all filing requirements were satisfied for 2011.

OTHER MATTERS

This proxy statement may include “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in on Form 10-K for the year ended December 31, 2011 and in our periodic reports our Form 10-Q and Form 8-K.

Pursuant to the Company’s Bylaws, business items or director nominations must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before, or nominate directors for election at, an annual meeting. A shareholder who wants to nominate a person for election as a director or propose business to be considered at an annual meeting must deliver a written notice, by certified mail, to the Company’s corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2013 Annual Meeting, such notice must be received no earlier than January 7, 2013, and no later than February 8, 2013. The notice must set forth the information required by the Company’s Bylaws.

Any proposal (other than a proposal made pursuant to Rule 14a-8) or director nomination that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. In addition, the proposed business or director nomination might not be allowed to be brought before the annual meeting. A copy of the Company’s Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the corporate secretary. The Company’s Corporate Governance Guidelines and Code of Business Ethics and Compliance Policy are available on the Company’s website at www.questar.com and in print without charge at a shareholder’s request.

Under SEC rules, if a shareholder wants the Company to include a proposal in the Company’s proxy statement for the 2013 annual meeting of shareholders, the proposal must be received at the Company’s executive office no later than December 2, 2012. Any such proposal must comply with Rule 14a-8d.

By Order of the
Board of Directors

Thomas C. Jepperson
Executive Vice President,
General Counsel and Corporate Secretary

37    QUESTAR 2012 PROXY STATEMENT

QUESTAR CORPORATION

ATTN: THOMAS C. JEPPERSON

333 SOUTH STATE STREET

P.O. BOX 45433

SALT LAKE CITY, UT 84111

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44447-P20332 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

QUESTAR CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

Nominees:

1a. Teresa Beck

1b. R.D. Cash

1c. Laurence M. Downes

1d. Ronald W. Jibson

1e. Gary G. Michael

1f. Keith O. Rattie

1g. Harris H. Simmons

1h. Bruce A. Williamson

Abstain

Against

For

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent auditor.

3. Advisory vote to approve named executive officer compensation.

NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For

Against

Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (Joint Owners)

Date

Signature [PLEASE SIGN WITHIN BOX]

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44448-P20332

QUESTAR CORPORATION

Annual Meeting of Shareholders

May 10, 2012 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Keith O. Rattie and Ronald W. Jibson, or either of them as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy and at their discretion on any matter that may properly come before the meeting, all of the shares of common stock of Questar Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of the Shareholders and any adjournment(s) or postponement(s) thereof to be held at 8:00 a.m. Mountain Time on Thursday, May 10, 2012 at 333 South State Street, SaltLake City, UT 84111. This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR PROPOSALS 1, 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side